Exhibit 10.21

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

AMENDMENT TO

COLLABORATION AND LICENSE AGREEMENT

THIS AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT (the “Amendment”) is entered into as of October 5, 2009 (the “Amendment Effective Date”) by and between ACADIA PHARMACEUTICALS INC., a Delaware corporation (“ACADIA”) with offices at 3911 Sorrento Valley Blvd., San Diego, CA 92121, and BIOVAIL LABORATORIES INTERNATIONAL SRL, a Barbados society with restricted liability (“BLS”), having its registered office at Welches, Christ Church, Barbados WI, BB17154.

WHEREAS

A. The parties previously entered into that certain Collaboration and License Agreement, dated May 1, 2009 (the “Agreement”), and capitalized terms that are used but not defined herein shall have the applicable meaning given such terms in the Agreement.

B. Pursuant to the Agreement the parties are developing Pimavanserin, a selective 5-HT2A inverse agonist, for the treatment of Parkinson’s disease psychosis (“PDP”), and other indications, including Alzheimer’s disease psychosis (“ADP”);

C. The first Phase III Clinical Trial with Pimavanserin for PDP, ACP-103-012, did not meet its primary endpoint;

D. The second Phase III Clinical Trial with Pimavanserin for PDP, ACP-103-014, has a similar design to ACP-103-012 and is currently ongoing;

E. The parties wish to amend certain responsibilities under the Agreement, including responsibilities with respect to the PDP and ADP Indications; and

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Amendment, the parties hereby agree as follows:

PDP Program Continuation

1. ACADIA and BLS intend to continue the development of Pimavanserin for PDP, but have agreed to conclude the currently ongoing ACADIA Study, ACP-103-014 (the “-014 Trial”). For greater certainty, ACADIA shall remain responsible for completing and paying for any tasks associated with concluding the -014 Trial. Based on the results of the ACP-103-012 trial, the parties are planning the design of a new Phase III Clinical Trial for Pimavanserin in PDP (the “New PDP Trial”), which would be a two-arm study of (i) 40mg of Pimavanserin and (ii) placebo. The PDP Development Plan (including the Budget included therein) shall be amended to reflect the New PDP Trial, subject to approval of the Development Committee.

2. The New PDP Trial shall be an Additional Pre-NDA PDP Study and shall be funded by BLS in accordance with, and subject to the other terms of, the Agreement including, without limitation, the terms of Section 4.8(a)(i) of the Agreement, to the extent not modified or amended pursuant to this Amendment. Notwithstanding the foregoing, if, following completion of the New PDP Trial according to the protocol approved by the Development Committee, the Development Committee determines that the results from the New PDP Trial indicate that the 40 mg dose did not meet the primary end-point set forth in such protocol (the “DC PDP Determination”), then ACADIA shall reimburse BLS for 50% of the Development Expenses incurred in conducting the New PDP Trial that do not exceed the Budget for such New PDP Trial Expenses by more than […***…] unless otherwise approved by the Development Committee (the “New PDP Trial Expenses”). BLS shall provide ACADIA with Quarterly Reports contemplated by Section 4.8(b) for the New PDP Trial for ACADIA’s information and tracking.

3. Within […***…] days after the DC PDP Determination, BLS shall provide ACADIA with a written report setting forth in reasonable detail the New PDP Trial Expenses (together with the evidence supporting such New PDP Trial Expenses) and setting forth the amount payable by ACADIA to BLS in accordance with this Amendment. ACADIA shall pay the amount due to BLS within […***…] days after receipt of the written report.

4. For a period of one year following delivery of the written report contemplated by Section 3 of this Amendment from BLS to ACADIA, ACADIA shall have the right to cause an independent, certified public accounting firm reasonably acceptable to BLS to audit BLS’ records relating to the New PDP Trial Expenses to confirm the amount of the New PDP Trial Expenses reflected in the written report. Such audit right may be exercised during normal business hours upon reasonable prior written notice. As appropriate, prompt adjustments to payments made pursuant to Section 3 of this Amendment shall be made by the parties to reflect the results of such audit. ACADIA shall bear the full cost of such audit unless such audit discloses an over-reporting by BLS of more than […***…] of the amount of New PDP Trial Expenses, in which case BLS shall bear the full cost of such audit.

5. Section 4.8(a)(i) of the Agreement shall be amended and restated to read “(i) BLS shall bear 100% of all Development Expenses, excluding […***…] Expenses related to the ACADIA Studies (other than that portion of the ACADIA Studies for which the Parties mutually agree to share costs pursuant to the Development Plan and applicable Budget), that do not exceed the Budget for such Development Expenses by more than […***…] unless otherwise approved by the Development Committee […***…]”

***Confidential Treatment Requested

6. The lead-in to Section 6.2 of the Agreement shall be amended and restated to read “Milestone Payments. In further consideration for the licenses and rights granted to BLS hereunder, BLS shall pay to ACADIA the milestone payments set out below following the first achievement of the corresponding milestone. A Party shall notify the other Party in writing within […***…] days after the achievement of each milestone event, and ACADIA shall invoice BLS at the time of or following such notice for the applicable milestone payment. BLS shall pay to ACADIA the amounts set forth below within […***…] days after its receipt of ACADIA’s invoice. The payments set forth in this Section 6.2 shall not be refundable or creditable against any other payments by BLS to ACADIA under this Agreement […***…]”

7. The lead-in to Section 4.4(b) of the Agreement shall be amended and restated to read “Additional Pre-NDA PDP Studies. In the event that the Development Committee determines that […***…] additional pivotal Phase III Clinical Trials of Product for the prevention or treatment of PDP are required in order to file an NDA for Product for the prevention or treatment of PDP with the FDA (the “Additional Pre-NDA PDP Studies”), then BLS shall have the option, which it may exercise upon written notice to ACADIA […***…] following such determination by the Development Committee, to do one of the following:”.

ADP Indication

8. Section 4.5(a) of the Agreement provides that the parties will commence an ADP trial with Pimavanserin […***…]. Section 4.5(a) of the Agreement further provides that BLS shall be responsible for funding such clinical trial under the ADP Development Plan. Notwithstanding Section 4.5(a) of the Agreement, the parties hereby agree that ACADIA may proceed with a feasibility study for Pimavanserin for the prevention or treatment of ADP (the “ACADIA ADP Trial”) at ACADIA’s sole expense and that the ACADIA ADP Trial shall be deemed to be the first clinical trial for ADP referenced in Section 4.5 of the Agreement […***…].

9. The parties will prepare the ADP Development Plan (including the Budget included therein) to reflect the ACADIA ADP Trial, subject to approval of the Development Committee. The ACADIA ADP Trial shall be conducted according to a protocol agreed to by the parties and shall be funded by ACADIA and performed by ACADIA in accordance with, and subject to the other terms of, the Agreement. ACADIA shall provide BLS with Quarterly Reports for the New ADP Trial contemplated by for BLS’s information and tracking.

***Confidential Treatment Requested

10. If, following completion of this ADP trial according to the protocol agreed to by the parties, the Development Committee determines that the results from the ACADIA ADP Trial meet the primary end point for either or both doses being tested (the “DC ADP Determination”), then BLS shall fully reimburse ACADIA for all of the Development Expenses for the ACADIA ADP Trial that do not exceed the Budget for such Development Expenses by more than […***…] unless otherwise approved by the Development Committee (the “New ADP Trial Expenses”). For the avoidance of doubt, following completion of the ACADIA ADP Trial, BLS shall make the election called for by Section 4.5(b) of the Agreement.

11. Within […***…] days after the DC ADP Determination, ACADIA shall provide BLS with a written report setting forth in reasonable detail the New ADP Trial Expenses (together with the evidence supporting such New ADP Trial Expenses) and setting forth the amount payable by BLS to ACADIA in accordance with this Amendment. BLS shall pay the amount due to ACADIA within […***…] days after receipt of the written report.

12. For a period of one year following delivery of the written report contemplated by Section 11 of this Amendment from ACADIA to BLS, BLS shall have the right to cause an independent, certified public accounting firm reasonably acceptable to ACADIA to audit ACADIA’s records relating to the New ADP Trial Expenses to confirm the amount of the New ADP Trial Expenses reflected in the written report. Such audit right may be exercised during normal business hours upon reasonable prior written notice. As appropriate, prompt adjustments to payments made pursuant to Section 12 of this Amendment shall be made by the parties to reflect the results of such audit. BLS shall bear the full cost of such audit unless such audit discloses an over-reporting by ACADIA of more than […***…] of the amount of New ADP Trial Expenses, in which case ACADIA shall bear the full cost of such audit.

General Provisions

13. Full Force and Effect. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. If there is any inconsistency or conflict between any provision in this Amendment and any provision in the Agreement, the provision in this Amendment shall control.

14. Miscellaneous. This Amendment may be signed in counterparts, each of which shall be deemed an original, all of which taken together shall be deemed one instrument. This Amendment and all questions regarding its existence, validity, interpretation, breach or performance of this Amendment, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

***Confidential Treatment Requested

IN WITNESS WHEREOF, the parties hereto have duly executed this AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT.

ACADIA PHARMACEUTICALS INC.		BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ Uli Hacksell	By:	/s/ William M. Wells
Name:	Uli Hacksell	Name:	William M. Wells
Title:	CEO	Title:	President